Exhibit 99.1

GILLA CLOSES ACQUISITION OF ONLINE E-LIQUID RETAILER

DAYTONA BEACH, FLORIDA – (July 15, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), is pleased to announce that the Company has acquired all of the issued and outstanding shares of E-liq World, LLC. (“Vapor Liq”), an E-liquid subscription based online retailer (the “Acquisition”) operating the website www.vaporliq.com.

Vapor Liq is a subscription based online E-liquid retailer founded by Michael A. Carey and Isaac Sprintis, two E-liquid sommeliers and avid vapers. Selecting only the best flavors from the myriad of premium brands, Vapor Liq curates a custom discovery box based on the customers specific flavor profile. Then, once the customer has found their favorite flavor, they can order that liquid on a monthly basis.

The Company issued 500,000 shares of the Company’s common stock and warrants for the purchase of 500,000 shares of the Company’s common stock (the “Warrants”) to the vendors of Vapor Liq as consideration to complete the Acquisition. The Warrants are exercisable over 18 months with an exercise price of $0.20 per common share.

Key Transaction Highlights

●	The acquisition provides Gilla with a brand and online asset with recurring revenue in addition to its existing customer base.

●	Complimentary management team and operations to Gilla’s Charlie’s Club business unit resulting in significant cost efficiencies.

●	Increased margins available through the utilization of Gilla’s recently acquired E-Liquid manufacturing business.

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Michael A. Carey, a founder of Vapor Liq, has been retained by Gilla to head the digital marketing and online businesses of the Company as well as assisting the Company with its product development and flavor portfolio.

“I am very excited to be joining the Gilla team as I share a very similar vision and believe there is a ripe opportunity to become the dominant player in the E-liquid manufacturing industry,” said Michael A. Carey, President of Vapor Liq. He continued, “The Vapor Liq business has developed significant data on the vaping consumer, from their flavor profiles, to their online and social habits. This is a tremendous intangible asset I am sure will carry across all segments of the Gilla business.”

“It is exciting to add another complimentary E-liquid business to our portfolio as we continue to establish our E-liquid manufacturing platform on which we can add further strategic acquisitions,” stated J. Graham Simmonds, Chairman and CEO of Gilla Inc. He added, “Vapor Liq has complimentary assets to all facets of our business and adds significant expertise to our management team. I would like to welcome Michael to our organization as there is no doubt his substantial experience with the vaping products, being a user himself, and his many years of digital marketing expertise will directly lead to improvements in our products and revenues.”

About E-Liq World, LLC

E-Liq World, LLC is an E-liquid subscription based online retailer operating the website www.vaporliq.com. Vapor Liq curates a custom discovery box based on the customers specific flavor profile and ships it monthly directly to their subscribers.

About Gilla Inc.

Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in e-cigarettes and vaporizers, and related hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation and taste of smoking. Gilla has a two-pronged business model: white-label vaping solutions, including E-liquid fulfilment, branding, marketing and sales support; and e-commerce solutions such as Charlie’s Club, a members-only online e-cigarette monthly subscription service featuring free hardware and no contracts. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. J. Graham Simmonds
Chairman and Chief Executive Officer
w: 1 (647) 503-6602
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc